Exhibit 10.3

April 7, 2006

Mr. Paul Bowman

215 La Agua Court

Morgan Hill, CA 95037

Dear Paul,

This letter serves as an offer for the position of Chief Financial Officer at American Mold Guard Inc. Your start date will be April 2006 with a monthly salary of $15,000. In addition to your base salary you will receive the following compensation.

1.	Executive Bonus Pool: Successful achievement with the Senior Management Team of driving an increase in Revenue and demonstrating profitability in 2006. As a vital member of the Senior Team you will be targeted to receive a stock grant of restricted shares based on Company performance in 2006 as follows:

Revenue Achievement Stock Grant	Profit Achievement	Target
$10 Million	Profitable by 4Q 2006	5,000 shares

The Target Stock Grant can increase depending upon Company performance above the $10 Million Revenue goal.

2.	Stock Options: A stock grant of 40,000 AMG Stock Options with a 3 year vesting plan (1 year cliff, vest quarterly after first 12 months), priced at IPO price (currently targeted at $6.50 per share).

3.	Medical Insurance: You and your eligible family members are available to participate in our group medical and dental insurance plans; cost covered by the Company.

4.	Vacation: You will be eligible for three weeks of vacation per year.

5.	Car Allowance: You will receive a car allowance of $1,500 per month for vehicle related expenses. You will also receive a company gas card for fuel related expenses.

In addition to your compensation, AMG will provide you with a laptop computer and reimbursement for business related cellular phone expense.

The 2006 compensation plan will be honored through December 2006. Upon completion of 2006, AMG will review all employee compensation plans to determine the best overall plans to maximize your compensation for the following year. Future year compensation plans will be developed in conjunction with the Compensation Committee of the Board as we move through 2006.

As the CFO, you will be responsible for the financial management of the Company along with the CEO and COO. In this capacity you will report directly to the COO. The CFO has overall responsibility for selecting, hiring, managing, motivating and leading all Corporate administrative staff members in the areas of Finance, Accounting and Human Resources.

Responsibilities include:

•	Financial Planning

•	Safe Investment of AMG Capital

•	Financial Management & Reporting

•	Public Entity Reporting

•	Selection and Interface with Audit Partner

•	Development and Implementation of Investor Relations Plan in Conjunction with the CEO

•	Human Resources

•	Corporate Financing Activities

•	All General Administrative Activities

•	Hire, train, motivate and manage Corporate Administrative team

Upon receiving your signature accepting this offer, AMG will complete a multi-year employment contract with you. The Employment Contract with AMG will be modeled after the existing Agreements with the CEO and COO including provisions for a Severance Plan (other than death, disability, or “justifiable cause”) and the same benefits as the CEO and COO in the event of termination in connection with a “change in control” of the Company.

AMG has also agreed to provide reimbursement of moving expenses covering the cost of physically moving your personal and household goods to a new residence in Southern California.

This offer is open until Wednesday, April 12, 2006.

Paul, you have excellent qualifications for this opportunity and Tom and I expect will be an important contributor in helping to grow our business. We are pleased and excited about you joining our team.

Sincerely,	Accepted by:

/s/ MARK DAVIDSON	/s/ PAUL BOWMAN
Mark Davidson COO American MoldGuard	Paul Bowman

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